February 9, 2021

Traccom Inc.

Attention: Harry Steck

P.O. Box 8906

4774 Park Granada, Suite 10

Calabasas, CA  91372

Re: Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

Weintraub Law Group P.C. (“we” and “our”) has acted as special counsel to Traccom Inc., a corporation duly incorporated under the laws of the State of Delaware (the “Company”), in connection with its filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the filing of the Offering statement with the Securities and Exchange Commission (the “Commission”) and the offering by the Company of up to $1,000,000 of the Company’s Common Stock  (the “Shares)”) at $2.85 per Share (the “Offering”).

This opinion letter is being delivered in accordance with Item 17, paragraph 12 of Form 1-A under the Securities Act.  We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement, and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of that certain Subscription Agreement, a form of which is included as Exhibit 4.1 to the Offering Statement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware General Corporation Law, as currently in effect, and we do not express any opinion herein concerning any other law.

Traccom Inc.

Form 1-A

February 9, 2021

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Offering Statement.

We hereby consent to the inclusion of this opinion as Exhibit 12 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Lahdan S. Rahmati, Esq.

Weintraub Law Group P.C.